Exhibit 10.5
TENSAR HOLDINGS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective as of
January 1, 2007

TENSAR HOLDINGS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
SECTION 1. ESTABLISHMENT OF THE PLAN
1.1	Establishment of the Plan. Tensar Holdings Inc. (the “Company”) hereby establishes the TENSAR HOLDINGS INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”) effective as of January 1, 2007.

1.2	Description of the Plan. This Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees of the Company. The Plan is also intended to comply with Section 409A of the Internal Revenue Code of 1986 and shall be administered and interpreted in accordance with Section 409A and any regulations or other guidance therunder.

1.3	Purpose of the Plan. In addition to the description of the Plan as set forth in subsection 1.2 above, the primary objective of the Company in establishing this Plan is to provide supplemental retirement income to certain employees of the Company in addition to that provided through all other sources.
SECTION 2. DEFINITIONS
2.1	Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized. Other terms used herein without definitions shall have the meanings ascribed to them by the Committee in its reasonable discretion.
(a)	“Actuarially Equivalent” means both (i) a benefit calculated to be of equal value by an actuary using the IRS Applicable Mortality Table contained in Revenue Ruling 2001-62; and (ii) separately with respect to each Participant, the discount rate equal to the policy interest crediting rate of the Pacific Life Versa Flex VI life insurance policy (or the Pacific Life successor policy thereto) as of the date such Participant first became a Participant in the Plan.

(b)	“Beneficiary” means any person or entity designated by the Participant or otherwise entitled to receive any benefits under the Plan which may be due upon the Participant’s death.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall mean the Participant’s:

(1)	commission of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act that is intended to cause, causes or is reasonably likely to cause material harm to the Company, monetarily, reputationally or otherwise;

(2)	violation of a non-competition or non-solicitation provision contained in any written agreement between the Participant and the Company; or

(3)	commission or conviction of, or plea of nolo contendere to, any felony or any crime or offense involving dishonesty or fraud or that is materially injurious to the Company, monetarily, reputationally or otherwise.
Unless otherwise defined in the Participant’s employment or other agreement to which the Participant is a party, an act or omission is “willful” for this purpose if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company. The Committee has the discretion to determine, in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.

(e)	“Change of Control” means (i) a merger, consolidation, or reorganization involving the Company in which the Company’s shareholders immediately prior to such transaction do not own, immediately following the consummation of such transaction, more than fifty percent (50%) of the voting power of the surviving company; or (ii) the sale of all or substantially all of the Company’s assets (on a consolidated basis with its subsidiaries); or (iii) the Arcapita Investors (as such term is defined in the Shareholders Agreement dated on or about October 31, 2005, by and among the Company and its shareholders, as such agreement may be amended from time to time, no longer own more than (x) 50% of the then issued and outstanding capital stock of the Company and (y) 50% of all classes of voting stock of the Company then issued and outstanding; or (iv) any combination of, or similar transaction to, the foregoing; or (v) Arcapita Bank B.S.C. no longer controls (either through the ownership of voting securities or the holding of voting proxies) the Arcapita Investors. The foregoing definition of “Change of Control” shall automatically be modified to the extent required in order to be consistent (and not in conflict) with the definitions in proposed and then final Treasury Regulations issued with respect to Section 409A of the Code dealing with a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation.

(f)	“Committee” means the Company Board of Directors or other such committee designated in writing by such Board of Directors.

(g)	“Company” means Tensar Holdings Inc. and any direct or indirect subsidiaries thereof, and their successor(s) or assign(s), that adopt this Plan with the approval by resolution of the Board of Directors (or, in the case of any such subsidiary, the Board of Directors of such subsidiary).

(h)	“Disability or Disabled” means the Participant is unable to perform substantially all of his principal duties on behalf of the Company, and by reason thereof either the Company or the Participant elects to terminate the Participant’s employment with the Company. The parties agree and covenant that this paragraph shall be interpreted and applied consistent with the requirements of the Americans with Disabilities Act, Family and Medical Leave Act and any applicable state law.

(i)	“Early Retirement Date” means the first of the month coincident with or next following the attainment of the Participant’s fifty-seventh birthday.

(j)	“Eligible Employee” means an Employee who is nominated by the Chief Executive Officer of the Company.

(k)	“Final Average Compensation” means the highest consecutive twelve (12) months of Monthly Salary during the last sixty (60) months of employment with the Company.

(l)	“Key Employee” is any Employee described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

(m)	“Life Annuity” means an annuity that is paid to the retired Participant for as long as he lives and which does not provide any payments to a Beneficiary.

(n)	“Monthly Salary” means the base salary paid to the Participant during the applicable month. Monthly Salary shall be based upon the Salary paid for completed months.

(o)	“Normal Benefit” shall have the meaning ascribed to it in Section 4.1.

(p)	“Normal Retirement Date” means the first of the month coincident with or next following the attainment of the Participant’s sixty-fifth birthday.

(q)	“Participant” means any Eligible Employee that the Committee approves and designates in writing (by written consent or otherwise) as a Participant in the Plan.

(r)	“Plan” means this Tensar Holdings Inc. Supplemental Executive Retirement Plan, as such may be amended from time to time in accordance with the terms hereof.

(s)	“Plan Administrator” means the Committee.

(t)	“Present Value” means the computed Actuarially Equivalent present value lump sum.

(u)	“Retirement or Retire” means termination of a Participant’s employment with the Company on or after his Early Retirement Date, other than as a result of his death, Disability or termination by the Company for Cause.

(v)	“Retirement Date” means the first day of the month coincident with or next following the date when a Participant Retires after attaining his Early or Normal Retirement Date.

(w)	“Trust” shall have the meaning ascribed to it in Section 5.2.
2.2	Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.
SECTION 3. ELIGIBILITY AND PARTICIPATION
3.1	Eligibility and Participation. Eligibility is defined as being a member of the Company’s senior management who is at least 40 years of age with seven (7) years of service with the Company and who is nominated by the Company’s Chief Executive Officer for participation in the Plan. Notwithstanding anything herein or in any other plan, program or agreement to the contrary, “years of service” hereunder shall not include the period of time that an employee was employed by an employer prior to such employer becoming owned or controlled by the Company (or the predecessor or successor in interest to the Company). Included in the list of potentially Eligible Employees are the Chief Executive Officer, Corporate Vice Presidents and above, Subsidiary Presidents, Manufacturing and Operational Senior Vice Presidents, and anyone else nominated at the discretion of the Company’s Chief Executive Officer. Only those Eligible Employees who are selected by the Committee as Participants shall participate in the Plan.

3.2	Termination of Participation. A Participant shall remain covered hereunder until the date upon which his employment terminates for any reason and, thereafter, so long as any benefits are payable to him from this Plan. If the Participant is not eligible for benefits in accordance with the provisions of Section 4 at the time his employment terminates for any reason, the Participant shall terminate his participation in the Plan when his employment with the Company terminates. Notwithstanding the foregoing, the participation of any Participant may be suspended or terminated by the Committee at any time, but no such suspension or termination shall operate to reduce the benefits accrued by the Participant hereunder prior to the actual date of the suspension or termination. If a Participant’s employment with the Company is terminated for Cause, then such Participant shall forfeit all benefits under the Plan and shall immediately cease to be a Participant and shall have no further or other interest in or benefit under the Plan.

3.3	Reemployment of Former Participant. Notwithstanding any provision of the Plan to the contrary, any person reemployed as an Employee who previously participated in and received benefits under the Plan shall not be eligible to participate again in the Plan unless such person is renominated by the Chief Executive Officer and again approved by the Committee. Any previous Vested Benefits for such Participant will offset any new benefits generated under the Plan for such Participant. Furthermore, any payments or future rights to payments under the Plan made or to be made with respect to such Participant shall not be discontinued on account of such reemployment.
SECTION 4. BENEFITS
4.1	Normal Benefit. A Participant who is eligible for Retirement or a Vested Benefit will receive the lump sum Present Value of a Life Annuity commencing on his Normal Retirement Date with annual payments equal to 25% of his Final Average Compensation (the “Normal Benefit”). To the extent required under Code Section 409(A)(2)(B)(i), any benefit, other than that arising as a result of death or Disability, of a Key Employee shall not begin to be distributed earlier than six (6) months after the date of the Key Employee’s separation from service.

4.2	Deferred Retirement. The Deferred Retirement Benefit shall be calculated according to Section 4.1, and shall mean the lump sum Present Value of a Life Annuity commencing on the first of the month coincident with or next following the Participant’s actual Retirement Date if it occurs after Normal Retirement Date.

4.3	Vested Benefit. Unless otherwise provided in Section 4.1, if a Participant Retires or his employment terminates for any reason other than for Cause after attaining fifty-seven (57) years of age, such Participant shall have a Vested Benefit. The Vested Benefit shall be calculated according to Section 4.1.

4.4	Early Commencement of Benefits. At the time an Eligible Employee becomes a Participant in the Plan, the Participant may elect to have his benefit commence as of his Early Retirement Date. In such case, such benefit shall be adjusted to be Actuarially Equivalent to his Normal Benefit as calculated according to Section 4.1.

4.5	Pre-Retirement Death Benefits. If a Participant dies while in the employment of the Company, his Beneficiary shall receive a lump sum benefit equal to the Present Value of his Normal Retirement Benefit as if the Participant had retired on the date of his death with a Vested Benefit.

4.6	Disability Benefits. If a Participant is Disabled while in the employment of the Company, he shall receive a lump sum benefit equal to the Present Value of his Normal Retirement Benefit as if the Participant had retired on the date of his Disability with a Vested Benefit.

4.7	Change of Control. If a Change of Control occurs, the Participant shall thereupon become immediately and automatically vested in his Normal Benefit calculated as if the Participant had retired on the date of the Change of Control with a Vested Benefit.
a)	If within twelve (12) months after a Change of Control a Participant’s employment with the Company is terminated for Cause, then his Vested Benefit shall be forfeited and such Participant shall have no further or other interest in or benefit under the Plan. This Section 4.7(a) shall control over any other provision of the Plan that may be to the contrary; accordingly, such Vested Benefit shall be forfeited if termination of employment is for Cause.
b)	If within twelve (12) months after a Change of Control a Participant’s employment with the Company is terminated due to the Participant voluntarily terminating (i.e., resigning or quitting) his employment with the Company, then the Actuarial Equivalent of such Participant’s Vested Benefit under the Plan shall be paid to such Participant as of his Early Retirement Date.

c)	If within twelve (12) months after a Change of Control a Participant’s employment with the Company terminates (i) other than for Cause, and (ii) other than due to the Participant voluntarily terminating (resigning or quitting) his employment with the Company, then in all cases other than (i) or (ii) of this sentence, the Company shall promptly pay to such Participant in a lump sum the Present Value of his Vested Benefit.
SECTION 5. FINANCING
5.1	Financing of Benefits. Benefits shall be payable, when due, by the Company to the extent not paid from a trust created pursuant to Section 5.2. The Company’s obligation to make payments to the recipient when due shall be contractual in nature only, and participation in the Plan will not create in favor of any Participant any right or lien against the assets of the Company. No benefits under the Plan shall be required to be funded by a trust fund or insurance contracts or otherwise.

5.2	“Rabbi” Trust. In connection with this Plan, the Board shall establish a grantor trust known as “The Tensar Holdings Inc. Executive Benefit Plan Trust” (the “Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under this Plan. At any time, the Company may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Company under this Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Company at such time as determined in accordance with the terms of such Trust. Any assets of such Trust shall remain at all times subject to the claims of creditors of the Company in the event of the Company’s insolvency; and no asset or other funding medium used to pay benefits accrued under the Plan shall result in the Plan being considered as other than “unfunded” under ERISA. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Company.
SECTION 6. BENEFICIARY DESIGNATION
6.1	Designation of Beneficiary.
(a)	All Beneficiary designations shall be in writing and signed and dated by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed and dated, written instrument delivered to the Company. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed, dated and delivered to the Company. All Beneficiary designations shall be addressed to the Secretary of Tensar Holdings Inc. and delivered to his office, and shall be processed as indicated in subsection (b) below by the Secretary or by his authorized designee.

(b)	The Company (or its authorized designee) shall, upon receipt of the Beneficiary designation:
(1)	ascertain that the designation has been signed and dated, and if it has not been, return it to the Participant for his signature;

(2)	if signed and dated, stamp the designation “Received”, indicate the date of receipt, and initial the designation in the proximity of the stamp.
(c)	Death of the Beneficiary prior to the Participant’s date of retirement shall void the selection involving that Beneficiary. The Participant shall be immediately required to execute a different selection of payment form or to name another Beneficiary.
6.2	Ineffective Designation.
(a)	If the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.

(b)	If a designation is effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with the result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.
6.3	Simultaneous Death. If a Participant and Beneficiary die under circumstances such that it is not possible to determine who died first, it is presumed that the Participant survived the Beneficiary.

6.4	Disclaimer. A Beneficiary may disclaim any benefit hereunder in accordance with Internal Revenue Code Section 2518 and applicable state law.
SECTION 7. GENERAL PROVISIONS
7.1	Employment/Participation Rights.
(a)	Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or to continue as a Participant in the Plan. If any Participant’s participation in the Plan or his employment is terminated for any reason, other than as a result of Death, Disability or Change of Control, and he does not then have a Vested Benefit in accordance with Section 4.3, then nothing shall be paid to such Participant or his Beneficiary(ies) under this Plan.

(b)	Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c)	No employee shall have a right to be selected as a Participant or, if so selected, to remain as a Participant, or, having been so selected, to be selected again as a Participant upon being rehired by the Company.

(d)	Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit sharing, deferred compensation or other benefit plan or program of the Company. In addition, no payments under this Plan shall be deemed salary or other compensation to the Participant for the purpose of computing benefits to which the Participant may be entitled under any pension plan or other arrangements that the Company may have for the benefit of its employees.
7.2	Nonalienation of Benefits.
(a)	No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be null and void; nor shall any such disposition be compelled by operation of law except to the extent required by applicable law.

(b)	No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, garnishment, assignment to an alternate payee or torts of the person entitled to benefits under the Plan.
7.3	Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

7.4	No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, employees, officers, or directors of the Company or any representative or contractor appointed hereunder by the Company or any member of the Committee, under or by reason of any of the terms or conditions of the Plan.

7.5	Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia except to the extent governed by applicable Federal law.

7.6	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity that shall, either by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

7.7	Indemnity of Committee. To the maximum extent permitted by applicable law, the Company shall indemnify, hold harmless and defend the Committee, each member of the Committee, any employee, officer or director of the Company, and/or any individual acting as an employee, contractor or agent of any of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all threats of and claims, losses, damages, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith in connection with the Plan or Trust (or any related agreements), including expenses reasonably incurred in the defense of any claim relating thereto or threat of claim.

7.8	Overpayment. If any Participant or Beneficiary receives any payment to which he or she is not entitled hereunder, the Committee shall seek recovery of such overpayment, plus interest.

7.9	Information to Company. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its duties hereunder. Such information shall include, but shall not be limited to, the names of all Participants, their Salary, and dates of birth, employment, termination of employment, retirement or death.

7.10	Information to Participant. The Committee shall make available to such Participant, or upon the death of the Participant, the Participant’s Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records or copies thereof as may pertain to the benefits of such Participant or Beneficiary.
SECTION 8. PLAN ADMINISTRATION, AMENDMENT AND TERMINATION
8.1	In General. The Plan shall be administered by the Committee, which shall have the sole authority to construe and interpret in good faith the terms and provisions of the Plan and in order to determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering the Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to his benefits, if any, under the Plan.

8.2	Claims Procedure. If the Committee denies a benefit, in whole or in part, it shall advise the Participant or Beneficiary, in writing, as applicable, of (i) the specific basis or bases for the denial; (ii) the references to the specific Plan provisions upon which the denial is based; (iii) any additional material or information that the Participant or Beneficiary needs to provide in order for the Committee to process the claim, and an explanation of why that material or information is necessary; and (iv) a statement of the Plan’s appeal procedures as hereinafter set forth. Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee within 60 calendar days of the date of denial by the Committee. Such person has the right to request, free of charge, and obtain copies of, all documents, records, and other information that was relied upon by the Committee in denying such person’s benefits or was submitted, considered, or generated in the course of making the benefit denial, regardless of whether it was used in denying the claim. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination within 60 calendar days, plus an extension for an additional 60 calendar days in special circumstances, and render a written decision with respect to the claim, setting forth the specific reasons for denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written final decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

8.3	Finality of Determination. The determination of the Committee rendered in good faith as to any disputed questions arising under this Plan, whether of law or of fact, or mixed questions of law and fact, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

8.4	Delegation of Authority. The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of one or more Directors on the Board of Directors of the Company or officers or employees of the Company.

8.5	Expenses. The expenses of administering the Plan and of making payments hereunder shall be borne by the Company.

8.6	Tax Withholding. The Company shall deduct from all payments made from the Plan, and cause the trustee of the Trust to remit to the Company, any federal, state, or local taxes required by applicable law to be withheld with respect to such payments.

8.7	Incompetency. Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee or other person legally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section 8.7 shall be a complete discharge of liability therefore under the Plan.

8.8	Action by Company. Any action required or permitted to be taken hereunder by the Company or its Board shall be taken by the Board, or by any person or persons authorized by the Board.

8.9	Notice of Address. Any payment made to a Participant or Beneficiary at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company and any director, officer or employee including, without limitation, members of the Committee with respect thereto, unless the Company shall have received prior written notice of any change in the condition or status of the distributee. Neither the Company nor any director, officer or employee including, without limitation, members of the Committee shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or the Beneficiary.

8.10	Amendment and Termination. This Plan may be amended, suspended or terminated, in whole or in part, by action of the Board of Directors, but no such action shall retroactively reduce the benefits under the Plan which have accrued prior to the actual date of such action. Except as specifically provided in the Plan, no payment of any Vested Benefit shall be accelerated. Any amendments hereto shall be made in order for the Plan to conform to Code Section 409(A) and any other regulations or guidance issued thereunder.
[Signatures on next page]

SECTION 9. EXECUTION
     IN WITNESS WHEREOF, the Company has caused this Tensar Holdings Inc. Supplemental Executive Retirement Plan to be executed by its duly authorized officer this 28th day of December, 2006, to be effective as of January 1, 2007.

Tensar Holdings Inc.
By:	/s/ Philip D. Egan
Philip D. Egan
President and Chief Executive Officer

ATTEST:

/s/ Robert F. Briggs Robert F. Briggs
Secretary